Exhibit 10.10

Agreement


This Agreement is entered into between E-City Software, Inc., a Nevada corporation ("E-City") and Josef Keller Verlag GmbH & Co. Verlags-KG, a limited liability entity under the laws of Germany ("Keller Verlag") on this thirteenth day of December, 2000 in Munich, Germany.

Preamble

E-City is a software development company specializing in interactive city maps for the Internet. Keller Verlag is a publishing company that specializes in telephone directories, music and which also has an Internet development and Internet publishing capability. E-City has developed a 3D mapping technology for depicting cities on the Internet and on CD ROM ("3D Technology"). The two parties wish to jointly develop and market this 3D Technology for ten cities across Germany and eventually for an unspecified number of cities across Europe. To further this joint development, and in a spirit of good faith, friendship and mutual cooperation, the parties agree as follows:

1. City Builds. E-City agrees to build ten interactive cities guides to German cities using its 3D Technology. The first city will be Munich, Germany. Keller Verlag will specify the other nine cities to be built by E-City over the course of this Agreement by May 15, 2001. The parties will meet and explore a schedule for building other European cities.
2. Costs. E-City will build each city for a cost of $100,000 USD per city. The parties agree that they will cooperate to achieve any cost savings possible and that this price can be adjusted at the end of January by mutual agreement as the actual costs of developing German cities becomes known. Keller Verlag will bear $25,000 of costs for the first city, Munich Germany and E-City will bear the balance of costs for Munich ("Munich Build"). Keller Verlag will release this $25,000 immediately upon conclusion of the aerial filming of Munich by E-City personnel. For the subsequent nine cities to be developed, Keller will bear the cost of $100,000 per city or whatever adjusted price is agreed to between the parties on a later date. Any such payments made by Keller Verlag are subject to the Parties agreeing on payment terms that are acceptable to Keller Verlag in its sole judgment.
3. Exclusivity. Keller Verlag will be the exclusive distributor of E-City products in Europe during the course of this Agreement. This includes European, North American and other products that E-City has developed or will develop over the course of this Agreement. The parties will negotiate in good faith to determine the nature, terms and pricing of such distribution in Europe.
4. Marketing. E-City and Keller will work together to determine a pricing strategy and marketing strategy as well as any revenue sharing arrangements between them with respect to E-City products.
5. Exit. Keller Verlag may exit and be released from any obligations under this Agreement, except for the obligation to pay $25,000 for the Munich Build, if Keller Verlag determines that proceeding with further city builds in Germany or Europe will not be commercially viable. Keller must notify E-City of its intention to cancel under this provision in writing by May 15, 2001. If Keller Verlag cancels this agreement under this section, the exclusivity in section 3 of this Agreement shall also be cancelled. Keller Verlag would then be granted the license by E-City at no further cost to Keller Verlag to use the Munich Build for its own Munich portals. Keller and E-City would cooperate to market paper map products or other products to help the parties recoup their costs in the development of the Munich Build. If the parties cannot agree on a mutually acceptable marketing and distribution strategy for Europe by May 15, 2001, E-City can cancel its exclusivity obligations in section three of this Agreement with respect to Europe.
6. Miscellaneous. This contract shall be constructed under the laws of Germany and shall be under the jurisdiction of German courts.

Accepted and Agreed to this 13th of December, 2000


Keller Verlag Gmbh, a German limited liability entity

X /s/ Patrick Keller
Patrick Keller, General Manager

/s/ Werner Oehring
Werner Oehring, General Manager


E-City Software, Inc., a Nevada corporation

X /s/ Anis Jessa
Anis Jessa, Chief Executive Officer